UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

General Rate Case - On February 28, 2017, Portland General Electric Company (PGE or the Company) filed with the Public Utility Commission of Oregon (OPUC) a general rate case based on a 2018 test year (2018 GRC). The Company's filing requests a $100 million increase in the annual revenue requirement related primarily to an increase in base business costs for upgrades to PGE's transmission and distribution system, investments in strengthening and safeguarding the grid, and support for key initiatives such as participation in the western Energy Imbalance Market. Such change would result in an approximate 5.6% overall increase relative to currently approved prices.
The net increase in annual revenue requirement is based upon:

•	A capital structure of 50% debt and 50% equity;

•	A return on equity of 9.75%;

•	A cost of capital of 7.46%; and

•	Rate base of $4.6 billion.

Regulatory review of the 2018 GRC will continue throughout 2017, with a final order targeted to be issued by the OPUC by December 2017. New customer prices are expected to become effective January 1, 2018.

The 2018 GRC filing (OPUC Docket UE 319), as well as copies of direct testimony and exhibits are expected to be made available on the OPUC Internet website at www.oregon.gov/puc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	February 28, 2017	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer